UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2011
(Date of Report/Date of earliest event reported)

SOLO CUP COMPANY
(Exact name of registrant as specified in its charter)
Commission file number: 333-116843

Delaware (State or other jurisdiction of incorporation or organization)	47-0938234 (I.R.S. Employer Identification No.)
150 South Saunders Road, Suite 150 Lake Forest, Illinois (Address of principal executive offices)	60045 (Zip Code)
Registrant's telephone number, including area code: (847) 444-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective November 22, 2011, Sheila M. Hulseman resigned her position as Director of Solo Cup Company. Ms. Hulseman served on the Board of Directors of Solo Cup Company as a designee of SCC Holding Company LLC (“SCC Holding”). She did not resign due to any disagreement with Solo Cup Company on any matter related to operations, policies or practices.

Also effective November 22, 2011, Paul J. Hulseman was elected to the Board of Directors of Solo Cup Company to fill the vacancy created by the resignation of Sheila M. Hulseman.

Mr. Hulseman was elected to the Board as a designee of SCC Holding pursuant to the Stockholders' Agreement, dated as of February 27, 2004, as amended, among Solo Cup Company, Solo Cup Investment Corporation (“SCIC”), SCC Holding, specified affiliates of Vestar Capital Partners and two individuals who hold shares of convertible participating preferred stock of SCIC.

Mr. Hulseman is the son of Robert L. Hulseman, Chairman Emeritus of the Board of Directors of Solo Cup Company, and Sheila M. Hulseman. Solo Cup Company currently employs Paul J. Hulseman as a Senior Vice President. In this capacity, he received salary and benefits of approximately $268,550 in 2010.

SCIC is party to a management agreement with SCC Holding that provides for, among other things, the payment of an $800,000 annual management fee by SCIC to SCC Holding. Paul J. Hulseman holds an economic interest, either directly or indirectly as the beneficiary of one or more trusts, in 5% of the preferred units and approximately 5% of the common units of SCC Holding.

Item 5.07    Submission of Matters to a Vote of Security Holders

Effective November 22, 2011, the holders of the common stock and convertible participating preferred stock of SCIC elected Paul J. Hulseman to fill the vacancy on the Board of Directors of SCIC created by the resignation of Sheila M. Hulseman. On the same date, SCIC, as the sole stockholder of Solo Cup Company, elected Paul J. Hulseman to fill the vacancy on the Board of Directors of Solo Cup Company created by Ms. Hulseman's resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLO CUP COMPANY

By: /s/ Robert D. Koney, Jr. _______________
Robert D. Koney, Jr.
Executive Vice President and Chief Financial Officer

Date: November 23, 2011